PricewaterhouseCoopers LLP

999 Bishop Street, Ste. 1900

Honolulu, HI 96813

Report of Independent Accountants

To the Board of Directors and Shareholders

Hosoi Garden Mortuary, Inc.

In our opinion, based on our audits and the reports of other auditors, the accompanying consolidated balance sheets and the related consolidated statements of income and comprehensive income, of shareholders' equity and of cash flows, present fairly, in all material respects, the financial position of Hosoi Garden Mortuary, Inc. and Subsidiary (the "Company") at May 31, 2002 and 2001, and the results of its operations and its cash flows for each of the years in the period ending May 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Garden Life Plan, Ltd., a 50% owned investee accounted for under the equity method of accounting. The accumulated losses of Garden Life Plan, Ltd. in excess of the Company's investment was $475,675 and $559,203 as of May 31, 2002 and 2001, respectively, and represents 9.8% and 11.4% of the Company's total liabilities and stockholders' equity as of May 31, 2002 and 2001, respectively. The Company's equity in earnings of Garden Life Plan, Ltd. for the years ended May 31, 2002 and 2001 amounted to $83,528 and $99,274, respectively. Garden Life Plan, Ltd.'s financial statements were audited by other auditors whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for the Company, is based solely on the reports of the other auditors. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

/s/ PRICEWATERHOUSECOOPERS LLP

Honolulu, Hawaii

December 30, 2002

HOSOI GARDEN MORTUARY, INC.

CONSOLIDATED BALANCE SHEET

May 31, 2002 and 2001

	2002	2001
A S S E T S
CURRENT ASSETS
Cash and cash equivalents (Notes 1 and 4)	$ 1,697,190	$ 980,416
Securities available-for-sale, at market (Notes 1 and 5)	935,737	928,668
Accounts receivable, less allowance of $59,994 and $61,051	229,446	269,000
Income taxes receivable (Note 1)	20,295	--
Inventories (Note 1)	211,454	160,775
Prepaid expenses and other current assets	52,680	52,026
Deferred income taxes (Note 6)	26,463	132
TOTAL CURRENT ASSETS	3,173,265	2,391,017

INVESTMENTS
Woolsey-Hosoi Mortuary Services, LLC (Note 3)	32,986	41,177
Cemetery plots	1,350	1,350
Securities held-to-maturity, at cost (Notes 1 and 5)	89,212	888,846
	123,548	931,373

PROPERTY AND EQUIPMENT, at cost, less accumulated depreciation (Notes 1 and 7)	1,385,021	1,420,366

DEFERRED INCOME TAXES (Note 6)	21,578	6,200

OTHER ASSETS	129,545	132,508
TOTAL ASSETS	$ 4,832,957	$ 4,881,464

L I A B I L I T I E S
CURRENT LIABILITIES
Accounts payable	$ 335,457	$ 329,952
Accrued liabilities (Note 9)	173,854	159,790
Income taxes payable (Note 10)	--	5,555
TOTAL CURRENT LIABILITIES	509,311	495,297

DEFERRED RENT (Note 1)	26,640	16,328

ACCUMULATED LOSSES OF EQUITY INVESTEE IN EXCESS OF INVESTMENT (Notes 1 and 2)	475,675	559,203

S T O C K H O L D E R S ' E Q U I T Y
COMMON STOCK (Note 1)
Common stock, par value $.20 per share; authorized 3,625,000 shares, issued 1,836,156 and 1,859,866 shares	367,011	371,753

RETAINED EARNINGS	3,516,591	3,463,431

ACCUMULATED OTHER COMPREHENSIVE INCOME net of applicable deferred income taxes (Notes 1 and 5)	19,011	56,734

TREASURY STOCK, 223,785 shares, at cost (Note 1)	(81,282)	(81,282)
TOTAL STOCKHOLDERS' EQUITY	3,821,331	3,810,636
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 4,832,957	$ 4,881

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

CONSOLIDATED STATEMENTS OF INCOME

AND COMPREHENSIVE INCOME

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2002 and 2001

	2002	2001
Revenues
Funeral services	$ 2,072,674	$ 1,940,318
Sales of urns and other items	735,820	662,010
Total revenues	2,808,494	2,602,328

Cost of revenues
Funeral services	1,506,962	1,450,168
Urns and other items	353,368	348,470
Total cost of revenues	1,860,330	1,798,638

Gross profit	948,164	803,690

Selling, general, and administrative expenses
Salaries and wages	230,392	274,493
Professional services	357,141	263,780
Profit-sharing and pension fund contributions (Note 11)	72,788	72,548
Advertising	58,645	58,833
Taxes and licenses	25,210	29,841
Other	141,224	95,725
Total selling, general, and administrative expenses	885,400	795,220

Operating income	62,764	8,470

Other income and (expenses)
Interest income, dividends, and other (Note 13)	127,216	220,053
Interest expense and other expense	(38,803)	(23,177)
Total other income and (expenses)	88,413	196,876

Income before income taxes and equity in earnings of equity investees	151,177	205,346

Income taxes (Note 10)	60,263	78,399

Income before equity in earnings of equity investees	90,914	126,947

Equity in earnings of equity investees
Woolsey-Hosoi Mortuary Service, LLC (Note 3)	19,309	36,459
Garden Life Plan, Ltd. (Note 2)	83,528	99,274
	102,837	135,733

Net income	193,751	262,680

Other comprehensive (loss)
Net unrealized losses on securities available-for-sale, net of deferred taxes of $23,095 and $8,677	(37,723)	(14,172)

Comprehensive income	$ 156,028	$ 248,508

Average number of shares common stock outstanding	1,624,482	1,647,114

Earnings per common share (Note 1)	$ .12	$ .16

Dividends per common share	$ .035	$ .045

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

Years Ended May 31, 2002 and 2001

	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Stock	Total
Balance, May 31, 2000	$376,394	$3,366,575	$70,906	$(81,282)	$3,732,593
Net income	--	262,680	--	--	262,680
Reacquired common stock	(4,641)	(90,999)	--	--	(95,640)
Dividends paid, $.045 per share	--	(74,825)	--	--	(74,825)
Decrease in net unrealized gains on securities available- for-sale, net of taxes	--	--	(14,172)	--	(14,172)
Balance, May 31, 2001	371,753	3,463,431	56,734	(81,282)	3,810,636
Net income	--	193,751	--	--	193,751
Reacquired common stock	(4,742)	(83,900)	--	--	(88,642)
Dividends paid, $.035 per share	--	(56,691)	--	--	(56,691)
Decrease in net unrealized gains on securities available- for-sale, net of taxes	--	--	(37,723)	--	(37,723)
Balance, May 31, 2002	$367,011	$3,516,591	$ 19,011	$(81,282)	$3,821,331

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

Years Ended May 31, 2002 and 2001

CASH FLOWS FROM OPERATING ACTIVITIES:	2002	2001
Net income	$ 193,751	$ 262,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	64,462	59,282
Realized losses (gains) on sale of investment securities, net	30,185	(40,928)
Loss on disposal of equipment	8,616	--
Decrease in allowance for doubtful accounts	(1,057)	(6,059)
Undistributed earnings of Woolsey-Hosoi Mortuary Services, LLC	(19,309)	(36,459)
Distributions from Woolsey-Hosoi Mortuary Services, LLC	27,500	21,000
Undistributed earnings of Garden Life Plan, Ltd.	(83,528)	(99,274)
Cash value of life insurance policies	7,001	(13,899)
Deferred income taxes	(18,614)	(3,999)
Deferred rent	10,312	10,312
(Increase) decrease in certain assets
Accounts receivable	40,611	37,565
Income tax receivable	(20,295)	50,956
Inventories	(50,679)	62,899
Prepaid expenses and other current assets	(654)	6,326
Security deposits	(1,227)	--
(Decrease) increase in certain liabilities
Accounts payable	5,505	44,301
Accrued liabilities	14,064	11,011
Income taxes payable	(5,555)	5,555
NET CASH PROVIDED BY OPERATING ACTIVITIES	201,089	371,269

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(37,733)	(12,581)
Proceeds from sale of investment securities	2,454,590	1,915,648
Purchase of investment securities	(1,753,028)	(1,946,651)
Premiums paid for life insurance policies	(2,811)	(5,622)
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	661,018	(49,206)
CASH FLOWS FROM FINANCING ACTIVITIES:
Reacquired common stock	(88,642)	(95,640)
Dividends paid	(56,691)	(74,825)
NET CASH USED IN FINANCING ACTIVITIES	(145,333)	(170,465)

NET INCREASE	716,774	151,598

CASH AND CASH EQUIVALENTS, beginning of year	980,416	828,818

CASH AND CASH EQUIVALENTS, end of year	$ 1,697,190	$ 980,416

The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies

Line of business - The Company is engaged in the business that consists principally of providing mortuary services in the State of Hawaii on the island of Oahu.

On August 3, 2001, the Company incorporated Hosoi Life Plan, Inc.(HLP), a wholly-owned subsidiary, to sell price guaranteed prearranged funeral contracts whereby a customer contractually agrees to the terms of a funeral to be performed in the future by the Company. Through May 31, 2002, no contracts had been sold by HLP and all prearranged funeral contracts were owned by Garden Life Plan, Ltd. (See Note 2).

The significant accounting policies followed by the Company are summarized below.

Principles of consolidation - The accompanying consolidated financial statements include the accounts of the parent company, Hosoi Garden Mortuary, Inc. and its wholly-owned subsidiary, Hosoi Life Plan, Inc. All material intercompany transaction have been eliminated in the consolidation.

Use of estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Cash and cash equivalent - The Company considers certificates of deposit, money market accounts and all highly liquid debt instruments with original maturities of three months or less to be cash and cash equivalent.

Fair value of financial instruments - The carrying amounts of cash and cash equivalents, trade receivables and accounts payable approximate fair values due to the short-term maturities of these instruments. The fair value of current and non-current marketable securities were estimated based on available market information from brokers. The fair value for long-term investments was estimated based on quoted market price at year end.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Year Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies (continued)

Investment securities - The Company classifies its marketable securities as held-to-maturity if it has the intent and ability to hold the securities to maturity. All other marketable securities are classified as available-for-sale. Securities classified as available-for-sale are carried in the consolidated financial statements at fair value. Realized gains and losses are determined using the specific identification method for the cost of the shares at the time of sale, and included in earnings; unrealized holding gains and losses are reported as other comprehensive income (loss). Securities classified as held-to-maturity are carried at amortized cost.

Equity investees - The Company owns 50% of the common stock of Garden Life Plan, Ltd. (GLP) and 50% of the partners' capital of Woolsey-Hosoi Mortuary Services, LLC (Woolsey-Hosoi). These investment are managed and controlled by the management of the Company's co-owners and are accounted for under the equity method of accounting.

Because of its obligation to provide mortuary services to GLP in connection with GLP's prearranged funeral contracts, the Company has continued to recognize its share of GLP's losses in amounts that exceed its investment. As a result, the accumulated losses of GLP in excess of the Company's investment are reported in the consolidated balance sheets as a liability (see Note 2).

Inventories - Inventories of caskets and urns are stated at the lower of cost or market. Cost is determined substantially by the first-in, first-out method and market is based on replacement cost or realizable value.

Property and equipment - Land, building and equipment are carried at cost. Maintenance and repairs are charged to income as incurred. Major renewals and betterments are capitalized. Upon sale or other disposition of assets, the cost and related accumulated depreciation are removed from the accounts, the proceeds applied thereto, and any resulting gain or loss is reflected in income.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies (continued)

Depreciation - Depreciation is computed using the declining-balance and straight-line methods. Building and land improvements are depreciated over a period ranging from three to thirty nine years and equipment and vehicles are depreciated over a period ranging from three to ten years.

Compensated absences - Full-time employees of the Company are entitled to paid vacation and sick days. Unused vacation and sick leave are reflected in accrued liabilities.

Rent Expense - The Company's ground lease provides for scheduled rent increases over the term of the lease. Rent expense is recognized on a straight-line basis over the lease term. The difference between the straight-line rent expense and actual payments made under the lease is recorded as Deferred Rent in the consolidated balance sheets.

Reacquired shares - Shares reacquired by the Company prior to July 1, 1987 were recorded at cost and are reflected as Treasury stock in the balance sheets. At May 31, 2002, and 2001, there were 223,785 shares classified as treasury stock.

Shares reacquired by the Company subsequent to June 30, 1987 are considered constructively retired and directly reduce the amount of common stock outstanding. These reacquired shares are recorded at par value in the statements of stockholders' equity, with the excess over par value having been charged to retained earnings.

Earnings per common share - Earnings per common share has been computed by dividing net income by the weighted average number of common shares outstanding.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies (continued)

Funeral operations - The Company provides funeral services to customers on an "at-need" basis or under price guaranteed prearranged funeral contracts sold by GLP and HLP. Revenues are recognized for services and sales of merchandise when funeral services are performed. Professional services rendered are reported as Funeral Services. Sales of merchandise, including caskets, urns and other items are reported as Sales of Urns and Other Items.

The components of Cost of Revenues include all direct and indirect costs, attributable to the respective components of revenues. Direct costs include the cost of merchandise sold, labor, and certain other related costs. Indirect costs include the cost of insurance, depreciation, supplies and other labor costs related to the performance and completion of funeral services.

Prearranged funeral activities - Through HLP, its wholly-owned subsidiary, the Company will sell price guaranteed prearranged funeral contracts for future funeral services at prices prevailing at the time the agreements are signed. Of the payments received under these contracts, 70% will be placed into trust accounts pursuant to applicable law, which together with accumulated realized trust earnings are intended to cover the future cost of providing price guaranteed funeral services. The remaining 30% will be retained by HLP to cover its operational costs and is non-refundable.

Customer receivables and amounts due from trust funds, including accumulated realized trust earnings relating to funeral services yet to be provided under prearranged funeral contracts will be reported in the consolidated balance sheets as a Prearranged Funeral Contract assets. A corresponding liability will be recorded and revenue will not be recognized until such time that the funeral services are performed.

Incremental and direct costs to be incurred by HLP relating to the sale of prearranged funeral contracts will be deferred and charged to expense as prearranged funeral contract revenues are recognized. Such costs include sales

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies (continued)

commissions and certain other direct selling costs that vary with and are primarily related to the acquisition of new prearranged funeral business, and will be reported as Deferred Acquisition Costs in the consolidated balance sheet.

As of May 31, 2002, sales of prearranged funeral contracts had not commenced and no incremental and direct costs were incurred. Start-up and pre-operating costs of HLP have been expensed as incurred.

See also Note (2) regarding GLP's accounting policies for its prearranged funeral activities.

Advertising - The Company follows the policy of charging the costs of advertising to operations as incurred. Advertising costs for the years ended May 31, 2002 and 2001 amounted to $58,645 and $58,833, respectively

Income taxes - Income tax expense is based on reported earnings before income taxes. Deferred income taxes reflect the effects of temporary differences between assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes. In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, deferred income taxes are measured by applying currently enacted tax laws.

Comprehensive income - Unrealized gains and losses on securities available-for-sale are included in other comprehensive income.

Recent accounting pronouncements - In June 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 address financial accounting and reporting for business combinations and establishes the purchase method for accounting for such transactions. SFAS No. 142 address accounting for goodwill and other intangible assets and redefines useful lives, amortization periods and impairment of goodwill. Under the new standard, goodwill will no longer be amortized, but must be tested for impairment annually.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies (continued)

The adoption of these new standards will not impact the fiscal 2002 consolidated financial statements; however, the fiscal 2003 acquisition of GLP (see Note 2) will be accounted for under these new pronouncements.

In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. The provisions of SFAS No. 143 are effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material effect on the Company's consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Asset and Long-Lived Assets to Be Disposed of. However, SFAS No. 144 retains the fundamental provisions of SFAS No. 121 for the recognition and measurement of the impairment of long-lived assets to be held and used and the measurement of long-lived assets to be disposed of by sale. The scope of SFAS No. 144 excludes goodwill and the other non-amortizable intangible assets held and used as well as goodwill associated with a reporting unit to be disposed of. The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to have a material effect on the Company's consolidated financial statements.

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections. The provisions of SFAS No. 145 are effective for fiscal years beginning after May 15, 2002. The adoption of SFAS No. 145 is not expected to have a material effect on the Company's consolidated financial statements.

In September 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. The adoption of SFAS No. 146 is not expected to have a material effect on the Company's consolidated financial statements.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(1) Summary of significant accounting policies (continued)

On November 25, 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Other , and interpretation of FASB Statement No. 5, 57, and 107 and Rescission of FASB Interpretations No. 34. FIN 45 clarifies the requirements of FASB Statement No. 5, Accounting for Contingencies (FAS 5), relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The adoption of FIN 45 is not expected to have a material effect on the Company's consolidated financial statements.

(2) Garden Life Plan, Ltd.

Garden Life Plan, Ltd. (GLP), a Hawaii corporation, was engaged in the sale of price guaranteed prearranged funeral contracts. Of the payments received by GLP under these contracts, 70% is placed into trust accounts with Pacific Century Trust (PCT) pursuant to applicable law and is intended to cover the future cost of providing price guaranteed funeral services. PCT, as trustee, invests such trust funds as directed by GLP. The remaining 30% is retained by GLP to cover its operational costs and is non-refundable.

GLP's revenues from the sale of prearranged funeral contracts are deferred until such time that funeral services have been provided. Accumulated realized trust earnings are also deferred until the funeral services have been provided. Incremental and direct costs incurred by GLP relating to the sale of prearranged funeral contracts are deferred and charged to expense as prearranged funeral contract revenues are recognized.

Pursuant to a service agreement with GLP, the Company is the sole servicing mortuary for prearranged funeral contracts sold by GLP and is entitled to receive 70% of prearranged funeral contract price from GLP upon providing such mortuary services. As of September 15, 2001, GLP ceased selling price guaranteed prearranged funeral contracts; however, the Company is obligated to service the contracts sold by GLP prior to September 16, 2001.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(2) Garden Life Plan, Ltd. (continued)

Summarized financial information of GLP as of and for the years ended May 31, 2002 and 2001 is as follows:

	2002	2001
Total assets, including prearranged funeral contract assets of $27,004,434 and $26,728,213	$ 36,570,120	$ 36,668,612
Total liabilities, including deferred prearranged funeral contract revenues of $28,368,704 and $28,535,672	37,521,475	37,787,024
Total stockholders' deficit	$ (951,355)	$ (1,118,412)

Total revenues	$ 1,354,457	$ 1,318,871

Costs and expenses, including $692,083 and $612,325, respectively, related to the purchase of services from the Company	(1,187,400)	(1,120,324)

Net income	$ 167,057	$ 198,547

The accumulated losses in excess of the Company's investment in GLP as of May 31, 2002 and 2001 is accounted for as follows:

	2002	2001
Stockholders' deficit of GLP	$ (951,355)	$(1,118,412)
Equity ownership	50%	50%

Accumulated losses in excess of investment in GLP	$ (475,675)	$ (559,203)

On November 6, 2002 the Company purchased the 50% interest of GLP that it did not already own for $2,500,000. The purchase of this interest in GLP resulted in GLP becoming wholly owned subsidiary of the Company. The purchase was partially financed through bank borrowing (see Note (14)). The purchase of GLP enables the Company to resume sales of GLP's prearranged funeral contracts.

The purchase will be accounted for in accordance with FASB No. 141 - Accounting for Business Combinations.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(3) Woolsey-Hosoi Mortuary Services, LLC

On July 7, 1998, the Company in partnership with Woolsey Funeral & Cemetery Services, Inc. formed Woolsey-Hosoi Mortuary Services, LLC (Woolsey-Hosoi), a limited liability company, to provide funeral services to market sectors not previously serviced by the Company. The Company's initial capital contribution, for a 50% interest in Woolsey-Hosoi, was $15,000. The Company received distributions of $27,500 and $21,000 for 2002 and 2001, respectively.

The Company provides Woolsey-Hosoi with embalming services, assistance with funeral arrangements, use of its facilities and related charges. Revenues from services provided to Woolsey-Hosoi is reflected in Total revenues which amounted to $22,136 and $29,365 for the years ended May 31, 2002 and 2001, respectively. Included in accounts receivable is $4,480 and $6,728 of receivables from Woolsey-Hosoi for 2002 and 2001, respectively.

Summarized financial information of Woolsey-Hosoi as of and for the years ended December 31, 2001 and 2000 is as follows:

	2001	2000
Total assets	$ 89,684	$ 81,005
Total liabilities	242	179

Total partners' capital	$ 89,442	$ 80,826

Total revenues	$ 208,357	$ 246,771
Costs and expenses	170,438	174,231

Operating income	$ 37,919	$ 72,540

Net Income	$ 38,617	$ 72,918

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(3) Woolsey-Hosoi Mortuary Services, LLC (continued)

The Company's investment in Woolsey-Hosoi as of May 31, 2002 and 2001 was as follows:

	2002	2001
Partnerships' capital	$ 89,442	$ 80,826
Equity ownership	50%	50%
	44,721	40,413
Distribution received after investee's year end	(12,500)	--

Investment in Woolsey-Hosoi Services Mortuary, LLC	$ 32,986	$ 41,177

(4) Cash and cash equivalents

Cash and cash equivalents consist of the following:

	2002	2001
Cash on hand	$ 500	$ 64,561
Checking accounts	360,887	201,211
Savings accounts	578,796	531,577
Short-term investments	757,007	183,067

Total cash and cash equivalents	$1,697,190	$ 980,416

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(5) Investment securities

As of May 31, 2002 and 2001, the Company held investments in the following types of securities:

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized Loss	Market Value
May 31, 2002
Available-for-sale
Equity securities	$ 170,438	$ 8,250	$ 22,159	$ 156,529
Mutual funds	734,649	49,074	4,515	779,208
	905,087	57,324	26,674	935,737
Held-to-maturity
U.S. Treasury bond and notes	25,039	150	252	24,937
Corporate bonds	25,281	473	2,443	23,311
Government notes	38,892	445	403	38,934
	89,212	1,068	3,098	87,182

Totals	$ 994,299	$ 58,392	$ 29,772	$ 1,022,919

May 31, 2001
Available-for-sale
Equity securities	$ 127,202	$ 8,379	$ 2,843	$ 132,738
Mutual funds	709,999	85,942	11	795,930
	837,201	94,321	2,854	928,668
Held-to-maturity
U.S. Treasury bond and notes	850,365	348	191	850,522
Government notes	38,481	1	378	38,104
	888,846	349	569	888,626

Totals	$1,726,047	$ 94,670	$ 3,423	$ 1,817,294

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(5) Investment securities (continued)

The maturities of all debt securities held at May 31, 2002 were as follows:

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Market Value	Amortized Cost	Market Value
Within one year	$ --	$ --	$ 9,202	$ 9,187
After one year through five years	--	--	38,716	38,372
After five years	--	--	41,294	39,623
	$ --	$ --	$ 89,212	$ 87,182

The Company sold securities available-for-sale for $94,264 and $206,794 in 2002 and 2001, respectively. The Company redeemed securities held-to-maturity for $2,360,326 and $1,708,854 in 2002 and 2001, respectively upon their maturity. Gross realized gains of $8,230 and $56,572 and gross realized losses of $38,415 and $15,644 on the sale of securities available-for-sale and the maturity of securities held-to-maturity for 2002 and 2001, respectively, are reflected in earnings.

The unrealized holding gains on investment securities available-for-sale during the years ended May 31, 2002 and 2001, and reported as a separate component of Stockholders' Equity, are as follows:

	2002	2001
Unrealized holding gains, net of losses	$ 30,649	$ 91,467
Deferred income tax on the net unrealized holding gains	(11,638)	(34,733)
	$ 19,011	$ 56,734

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(6) Deferred income taxes

Deferred income taxes are recognized for differences between the basis of assets and liability for financial statement and income tax purposes. The deferred tax assets and liability represent the future tax consequences of those differences, which will be either taxable or deductible when the assets and liability are recovered or settled.

The deferred tax liability results from the recognition of unrealized gains or losses on securities for financial statements and the recognition of gains or losses when securities are sold for income tax purposes.

The deferred tax assets results from the use of the reserve method in accounting for uncollectible accounts receivable in the financial statements and the use of the direct write off method for income tax purposes, the accrual of vacation and sick leave when earned for the financial statements, the accrual of rent expense for financial statements, and capital loss carry forwards.

The cumulative temporary differences related to the deferred tax assets and (liability) as of May 31, 2002 and 2001, were as follows:

	2002	2001
Deferred tax assets
Accrued vacation and sick leave	$ 15,320	$ 11,704
Capital losses carry forward	11,462	--
Allowance for doubtful accounts	22,781	23,161
Deferred rent	10,116	6,200
Total deferred tax assets	59,679	41,065

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(6) Deferred income taxes

	2002	2001
Deferred tax liability
Unrealized gains on securities available-for-sale	(11,638)	(34,733)
Net deferred taxes	$ 48,041	$ 6,332

(7) Property and equipment

Property and equipment consist of:

	2002	2001
Land	$ 517,040	$ 517,040
Buildings and land improvements	1,327,195	1,357,240
Equipment and vehicles	214,586	379,674
Total cost	2,058,821	2,253,954
Accumulated depreciation	(673,800)	(833,588)
Net property and equipment	$ 1,385,021	$ 1,420,366

Property and equipment are pledged to secure the line-of-credit as described in Note (14).

Aggregate depreciation charged to operations is as follows:

	2002	2001
Cost of revenues	$ 48,924	$ 50,772
Selling, general, and administrative expenses	15,538	8,510
	$ 64,462	$ 59,282

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(8) Funeral service deposits

Included in accounts payable is $33,731 of deposits made by ten individuals that the Company had collected from since 1969 for future services or purchase of merchandise. The payable of $33,731, including interest of $26,294 accrued to May 31, 2002, approximates fair value.

In an agreement with the Professional and Vocational Licensing Division of the State of Hawaii, Department of Commerce and Consumer Affairs (DCCA), the Company consented to a plan to either convert these funeral service deposits to a Garden Life Plan, Ltd.'s (GLP) prearranged funeral service contract identical to the services and/or merchandise that the depositor originally contracted for or refund the deposit plus accrued interest. The agreement with the DCCA provides that the Company will provide the funds for any difference between the cost of a comparable GLP prearranged funeral service contract and the amount deposited with the Company.

As of May 31, 2002, twenty-eight plans have been converted to GLP prearranged funeral service contracts or refunded to the original depositor. The Company does not anticipate any significant loss from the conversion or refunding of the remaining ten (10) plans.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(9) Accrued liabilities

Accrued liabilities consist of the following:
	2002	2001
Accrued bonus	$ 40,000	$ 25,000
Accrued wages payable	10,159	9,347
Payroll and general excise taxes	10,565	22,070
Profit-sharing and money-purchase plan contributions	72,788	72,548
Vacation and sick leave	40,342	30,825
Total accrued liabilities	$ 173,854	$ 159,790

(10) Income taxes

The provisions for income taxes (benefit) consist of the following:

	2002	2001
Current:
Federal	$ 67,812	$ 71,295
State	11,065	11,103
	78,877	82,398
Deferred:
Federal	(15,663)	(3,365)
State	(2,951)	(634)
	(18,614)	(3,999)
Total	$ 60,263	$ 78,399

Income taxes paid, net of refunds, were $101,458 and $75,353 in 2002 and 2001, respectively.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(10) Income taxes (continued)

The provision for income taxes differs from the amount computed by applying the federal statutory income tax rate to income before income taxes and equity in earnings of equity investees as follows:

	2002	2001
Federal income tax statutory rate	34.0%	34.0%
Graduated tax rate	(3.3)	(2.7)
	30.7	31.3
State income tax, net of tax benefit	3.5	3.4
Life insurance premiums, net of increase in cash value	2.0	(2.3)
Effects of partnership equity investee	4.3	6.0
Others, net	(0.6)	(0.2)
Effective tax rate	39.9%	38.2%

(11) Retirement plans

The Company provides benefits to substantially all full-time employees with a defined contribution profit-sharing plan and a money-purchase pension plan. Both plans are non-contributory plans.

The money-purchase pension plan was adopted on June 1, 1990 and provides benefits to employees after one year of service and upon completion of 1,000 hours of service each year. The required contribution under this plan is five-percent of compensation of qualified employees.

Subsequent to May 31, 2002, the Company terminated the money-purchase pension plan and merged the assets of the pension plan with the profit-sharing plan.

Contribution to the defined contribution profit-sharing plan is discretionary up to a maximum of fifteen-percent of compensation of eligible employees after one year of service and upon completion of 1,000 hours of service each year.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(11) Retirement plans (continued)

Amounts charged against income for the retirement plans and the percentage that they represent of eligible compensation are as follows:

	2002		2001
	Amount	Percent of Compensation	Amount	Percent of Compensation
Profit-sharing	$ 40,000	6.3%	$ 40,000	6.1%
Money-purchase	32,788	5.0%	32,548	5.0%
	$ 72,788		$ 72,548

(12) Lease

The Company leases a portion of the land on which the mortuary is situated from the Herman S. Hosoi Trust and the Hosoi-Tamori-Shimonishi Trust (Trusts) which respectively owns a 13% and 12% interest in the land. As a group, members of the Hosoi family own approximately 29.4% of the outstanding shares of the Company.

On October 31, 1999, the Company entered into a fifteen-year lease which expires on October 31, 2014. For the first five years of the agreement, the Company pays the higher of $112,200, plus general excise tax, per year or percentage rent of 25% times 15% of gross annual revenues, as defined. For the second five year period, the Company will pay $132,000, plus general excise tax, per year or the percentage rent which ever is greater. For the third five year period, an appraisal of the property will be required to establish the base rent but in no event will the base rent exceed the greater of $200,000, plus general excise tax, per year or the percentage rent. In addition, the Company is responsible for the payment of all real property taxes. Total rental expense was $144,138 and $144,138 in 2002 and 2001, respectively.

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(12) Lease (continued)

The future minimum lease payments under the lease at May 31, 2002 are as follows:

May 31,	Amount
2003	$ 116,875
2004	116,875
2005	128,905
2006	137,499
2007	137,499
Thereafter	332,290
$ 969,943

(13) Other income

Other income consists of the following:

	2002	2001
Interest	$ 78,600	$ 134,702
Capital gains and dividends	3,056	19,197
Net gains from sale of securities	-	40,928
Parking	42,735	23,620
Others	2,825	1,606
Total other income	$ 127,216	$ 220,053

(14) Debt

The Company has a line-of-credit of $500,000 with a bank which expires on June 1, 2003. Interest only payments are payable on advances at .5% over the bank's base interest rate. The principal is due on the maturity of the loan. The line-of-

HOSOI GARDEN MORTUARY, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended May 31, 2002 and 2001

(14) Debt (continued)

credit loan is collateralized by a security interest in accounts receivable, inventories, property and equipment and deposit accounts at the bank which granted the credit line. As of May 31, 2002 there were no borrowing on the line-of-credit.

Subsequent to the May 31, 2002, the Company obtained a commitment from a bank for a $3,400,000 short-term loan which expires 180 days from the date of initial disbursement. Interest only payments are payable during the term of the loan at .5% over the bank's base interest rate. The short-term loan is collateralized by a security interest in accounts receivable, inventories, property and equipment and any deposit accounts held at the bank which granted the loan commitment.

A total of $500,000 on the line-of-credit and $1,100,000 from the short-term loan was borrowed and used to purchase the 50% interest in GLP which the Company did not previously own (see Note (2)).

(15) Concentrations of credit risk of financial instruments

The Company's cash, cash equivalents, short and long term investments are deposited with five local financial institutions. For the years ended May 31, 2002 and 2001, the Company had deposits in a financial institution in excess of the deposit insurance by $610,323 and $556,406, respectively.

The Company performs funeral services for deaths occurring principally on the island of Oahu located in the State of Hawaii. In the normal course of business the Company extends unsecured credit to its customers. The Company maintains reserves for potential credit losses; historically, such losses have been within management's expectations.